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                                                                   EXHIBIT 10.9

                                                                 October 6, 2005

Andrew Wiseman
La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121

Dear Andrew,

     In order to continue to retain your services and to incentivize you to continue as an employee, subject to the terms of this letter agreement (this "Agreement"), La Jolla Pharmaceutical Company (the "Company") hereby offers to pay to you a success bonus, the payment of which is conditioned upon the Company's achievement of the strategic objectives identified herein.

     1. Strategic Objectives. As part of this Agreement, you agree to continue to make a valuable contribution to the Company and to assist the Company with the assessment and implementation of the strategic alternatives the Company may choose to pursue and to continue to contribute to the development of Riquent(R) and the Company's other drug development efforts. You also agree to continue to work towards closing the transactions contemplated by that certain Securities Purchase Agreement, dated of even date herewith (the "Purchase Agreement").

     2. Incentive Elections. On or prior to October 19, 2005 (the "Election Deadline"), you agree to elect which Incentive Election (defined below) will be awarded to you following the closing of the transactions contemplated by the Purchase Agreement (the "Closing") by delivering to the Vice President of Finance an executed election notice in substantially the form of Exhibit A attached hereto (the "Election Notice"). "Incentive Election" means, collectively, the following:

     (a) Incentive Election #1. If you elect Incentive Election #1, you will receive $43,388.00 (the "Closing Cash Amount") in cash within two days after the Closing. On the 180th day after the Closing, subject to
          Section 7, you will receive an additional incentive payment in cash equal to the Closing Cash Amount (the "Second Cash Payment").

     (b) Incentive Election #2. If you elect Incentive Election #2, you will receive an amount equal to the Closing Cash Amount within two business days after the Closing. In addition, you will receive 57,851 shares of restricted stock under the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan (the "Plan"). The shares will be issued as soon as practicable after the Closing and, subject to Section 8, the Company's repurchase right with respect to such shares will lapse with respect to all of the shares on the one year anniversary of the Closing.

     (c) Incentive Election #3. If you elect Incentive Election #3, you will receive 115,701 shares of restricted stock under the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan. The shares will be issued as soon as practicable after the Closing and, subject to
          Section 8, the Company's repurchase right with respect to such shares will lapse with respect to all of the shares on the one year anniversary of the Closing.
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     3. Gross-Up.

     (a) In the event that you elect Incentive Election #2 or Incentive Election #3, the Company will pay you an additional amount in cash (the "Gross-Up Amount"). Subject to the Section 3(b), the Gross-Up Amount will be (i) equal to the amount of taxes that would be payable by you with respect to your receipt of shares of restricted stock as if you had made an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) calculated using the maximum federal and state tax rates, and (iii) based on the fair market value of the shares on the date of grant. Although the calculation of the Gross-Up Amount assumes that you will make an election under Section 83(b) of the Code, nothing herein shall require you to make an election under Section 83(b) of the Code, and, for the sake of clarity, even if you make no such election, the Company will pay you the Gross-Up Amount within five business days of the date of the grant of shares of restricted stock.

     (b) Notwithstanding Section 3(a) to the contrary, your Gross-Up Amount may be reduced if the payment of the Gross-Up Amount to you plus the amount of the cash bonuses paid or to be paid by the Company pursuant to all of the other Retention Agreements entered into by the Company with other employees of the Company as of the date hereof (the "Other Retention Agreements") plus the amount of any other gross-up amounts paid by the Company pursuant to the Other Retention Agreements exceeds $1,013,770 in the aggregate (the "Maximum Retention Payout Amount"). In the event that the Maximum Retention Payout Amount would be exceeded, your Gross-Up Amount, and each other gross-up amount payable to other employees pursuant to the Other Retention Agreements, will be reduced by the percentage (which percentage shall be equal for all employees) that would cause the sum of the total gross-up payments (including your Gross-Up Payment) made by the Company pursuant to the Other Retention Agreements plus the total cash bonuses paid or to be paid by the Company pursuant to the Other Retention Agreements not to exceed the Maximum Retention Payout Amount.

     (c) You acknowledge and agree that you will owe taxes on the Gross-Up Amount and that the Company will not gross you up for such amount of taxes.

     4. Default. If you do not deliver the Election Notice to the Vice President of Finance by the Election Deadline, then you will be deemed to have chosen Incentive Election #1 (the "Default Election") and you will receive an amount equal to the Closing Cash Payment within two days after the Closing and, subject to Section 7, an additional incentive amount equal to the Closing Cash Payment on the 180th day after the Closing.

     5. Company Obligations. The Company's obligations hereunder to make payments in cash or to issue shares of restricted stock is subject to, and conditioned upon, the consummation of the transactions contemplated by the Purchase Agreement. If the Closing does not occur, the Company shall have no obligation to make any payments to you and shall not be required to issue any shares of stock to you.


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     6. Issuance of Shares.

     (a) The Company's obligation to issue you shares of restricted stock is subject to: (a) the consummation of the transactions contemplated by the Purchase Agreement; (b) there being a sufficient number of shares available for issuance under the Plan and under the Certificate of Incorporation of the Company (the "Certificate"); (c) the Plan being amended to allow for the Company's repurchase restrictions to lapse on the one year anniversary of the Closing; and (d) compliance with (and the amendment of, if necessary) the limitation on the number of shares issuable to any single person in a calendar year contained in the Plan.

     (b) In the event that there are not a sufficient number of shares authorized under the Plan or the Certificate to enable the Company to issue the shares on the Closing, then you agree that, instead of receiving shares under Incentive Election #2 or Incentive Election #3, you will be deemed to have made the Default Election and will receive the benefits set forth in Incentive Election #1.

     (c) The consideration given by you for shares issued to you pursuant to the terms of this Agreement will be deemed to be the services provided by you to the Company between the date hereof and the date upon which the shares are issued to you and shall, for purposes of the Delaware General Corporation Law, be deemed to be equal to at least $0.01 per share issued to you.

     7. Acceleration of Cash Payments. With respect to Incentive Election #1, if you die, become Disabled, are terminated without Cause (as defined below), resign for Good Reason (as defined below), or there is a Change in Control prior to the payment of the Second Cash Payment, then the Second Cash Payment shall be paid by the Company to you (or your heirs) within five business days of such event. If you are terminated for Cause or voluntarily resign prior to the payment of the Second Cash Payment, then the Second Cash Payment will be immediately forfeited.

     8. Acceleration of Lapse of Repurchase Right. With respect to Incentive Election #2 and Incentive Election #3, if you die, become Disabled, are terminated without Cause, resign for Good Reason, or there is a Change in Control prior to the first anniversary of the Closing, then upon the occurrence of any of the foregoing events, the Company's repurchase right shall immediately lapse. If your are terminated for Cause or voluntarily resign before the first anniversary of the Closing, then the Company may repurchase your shares for $0.01 per share within 90 days after the occurrence of such event.

     9. Certain Definitions.

     (a) "Cause" means the occurrence of one or more of the following: (i) you are convicted of or plead guilty or nolo contendere to a felony or any crime involving moral turpitude, embezzlement, fraud or misappropriation; (ii) you breach this Agreement or any agreement entered into with the Company in a manner that materially and adversely affects the Company; (iii) you commit willful misconduct that materially and adversely impacts the Company; or (iv) you fail, after receipt of written notice and after receiving a period of at least fifteen
(15) days following such notice, to follow a direction of the Board of Directors (provided that such direction is lawful).


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     (b) "Good Reason" means the occurrence of any of the following: (i) a reduction of your current base salary; (ii) a material breach of the Company's obligations under any agreement with you; (iii) the termination of, or a material reduction in, any employee benefit currently enjoyed by you (other than as part of an across-the-board reduction applying to all executive officers of the Company that has been approved by the Board of Directors); (iv) your removal from your current position(s); (v) a material diminution in your duties; (vi) the assignment to you of duties that materially impair your ability to perform the duties normally assigned to a similarly situated executive of a corporation of the size and nature of the Company; (vii) the receipt of a directive from the Board of Directors to commit an illegal act; (viii) you are required to be employed more than 50 miles from the Company's current headquarters; (ix) you resign upon the request of the Board of Directors or a person acting upon authority or at the instruction of the Board of Directors.

     (c) "Change in Control" means the following and shall be deemed to occur if any of the following events occur (other than as a result of any transaction contemplated by the Securities Purchase Agreement): (i) except as provided by subsection (iii) hereof, the acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) individuals who, as of the effective date of this Agreement, constitute the board of directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than: (A) a merger or consolidation which would result in the persons holding the voting securities of the Company outstanding immediately prior thereto continuing to hold more than fifty percent(50%) of the combined voting power of the voting securities of the Company or its successor which are outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires forty percent (40%) or more of the combined voting power of the Company's then outstanding voting securities; or (iv) approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred (x) if the "person" is an underwriter or underwriting syndicate that has acquired the ownership of 50% or more of the combined voting power of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities or (y) if the "person" is an


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employee stock ownership plan or other employee benefit plan maintained by the
Company that is qualified under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     (d) "Disabled" means that you become physically or mentally incapacitated or disabled or otherwise unable to fully discharge your responsibilities to the Company as determined by a physician agreed to by you and the Company. In the absence of agreement between you and the Company, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to disability.

     10. Continued Employment. In the event that, between the date hereof and the Closing, you voluntarily resign or are terminated for Cause, then the Company will not have any obligation under this Agreement to make any payments to you or to issue any shares of restricted stock to you. For the sake of clarity, if, between the date hereof and the Closing, you die, become Disabled, are terminated without Cause, resign for Good Reason, or there is a Change in Control (other than as a result of any transaction contemplated by the Securities Purchase Agreement), you (or your heirs) will be entitled to receive the payments and shares required to be issued to you hereunder, subject to the other terms and conditions set forth herein.

     11. No Change in Terms of Employment. You will continue to be bound by the Company's policies and this letter does not change your employment status with the Company. As with all employees at the Company, you or the Company may, subject to the terms of any contractual agreement you may have with the Company, terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.

     12. Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns. Without limiting the foregoing, you acknowledge and agree that your prior agreement with the Company, dated April 19, 2005, as amended on August 9, 2005, is terminated and is no longer of any effect and that the Company has no further obligations thereunder.

     (b) Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto.

     (c) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California.

     (d) Share Amounts. All share amounts in this Agreement shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split, stock dividend or other similar transaction with respect to Company common stock or any similar change in capitalization with respect to the Company that occurs during the term of this Agreement.




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     (e) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

                                        Very truly yours,

                                        La Jolla Pharmaceutical Company


                                        By: /s/ Steven B. Engle
                                            ------------------------------------
                                            Steven B. Engle
                                            Chief Executive Officer

I hereby agree to and accept the terms of this Agreement as of the date first set forth above.

/s/ Andrew Wiseman
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Signature

Andrew Wiseman
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Print Name


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                                    EXHIBIT A

                             FORM OF ELECTION NOTICE

     Pursuant to the terms of that certain letter agreement dated October ___, 2005 (the "Letter Agreement"), I hereby elect (check one):

                Incentive Election #1
          ---
                Incentive Election #2
          ---
                Incentive Election #3
          ---

     I acknowledge and agree that I have read and understand the terms of the Letter Agreement and that the Company has advised me to seek legal and tax advice prior to making my election. I understand that If I have chosen Incentive Election #2 or Incentive Election #3 and there are not a sufficient number of shares available under the Plan or the Certificate, then I will be deemed to have selected Incentive Election #1. I represent to the Company that I have had a sufficient opportunity to consult with my own legal and tax advisors regarding my election.

     IN WITNESS WHEREOF, the foregoing election is made and given to the Company as of the date written below.


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                                        Signature

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                                        Print Name

                                        ----------------------------------------
                                        Date


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